EXHIBIT 10.24

SEPARATION AGREEMENT AND RELEASE

West Bancorporation, Inc. (“Employer”) and Thomas E. Stanberry (“Employee”) hereby enter into this Agreement as follows:

1.
Employee’s employment relationship with Employer ended effective July 15, 2009, (“Effective Date”) pursuant to Employee’s resignation which was provided and accepted in lieu of termination. Employee’s salary, less applicable withholdings and deductions, has been or will be paid through the Effective Date.

2.	In exchange for, and contingent upon, Employee’s resignation and the other terms and conditions set forth herein:

a)	Employer acknowledges and agrees Employee’s resignation was involuntary in nature.

b)
Employer agrees to provide Employee notice of Employee’s rights under and to comply with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Employee shall receive the maximum COBRA premium assistance allowed under Title III of the American Recovery and Reinvestment Act of 2009 (Pub. L. 111-5).

c)
Employer agrees to pay Employee a lump sum in the gross amount of $38,942.27 (324 hours, 40.5 days) minus applicable withholdings and deductions in full and final satisfaction of Employee’s accrued and unused vacation.

d)
Employer agrees not to protest any application Employee makes for unemployment compensation benefits, with the understanding the determination of Employee’s qualification for such benefits is ultimately within the discretion of Iowa Workforce Development.

e)	Employer shall pay all of Employee’s reasonable and ordinary unclaimed business expenses that accrued on or prior to July 15, 2009.

f)
If at any time before July 15, 2012, the Department of the Treasury’s TARP regulations, any controlling statute, or any other controlling regulations are interpreted or changed so that Employer may in the future pay Employee all or any part of a Termination Without Cause Severance Payment (as defined in the May 23, 2008, Employment Agreement between Employee and Employer (the “Employment Agreement”)) due to the resignation described above, then Employer shall pay Employee all or the permitted portion of the Severance Payment.  This section shall not be interpreted as creating a deferral, a future entitlement, or a future re-instatement of a currently prohibited payment.  Rather, the intent of this section is to allow a severance payment if future controlling regulatory authority retroactively authorizes the payment of a currently prohibited payment.  This provision is subject to the condition stated in paragraph 12 below.

g)
Employer shall at its expense provide for Employee’s coverage under such directors’ and officers’ liability insurance policies as shall from time to time be in effect for Employer, officers, and employees for not less than six (6) years following the Effective Date.

h)	Employee shall retain all rights existing through the Effective Date relating to the pension, profit sharing, and 401(k) plans in which Employee has participated prior to the Effective Date.

3.
Except for ongoing obligations pursuant to the Employment Agreement, Employee, on behalf of Employee and for anyone else who may make a claim on behalf of Employee, knowingly and voluntarily releases and discharges Employer, and any subsidiary companies, affiliates, operating groups, and its and their officers, directors, employees, and agents (“Released Parties”) from all causes of action, lawsuits, liabilities, rights or claims Employee may have against the Released Parties as of the date Employee signs this Agreement, whether now known or unknown, including, without limitation, all liabilities, rights or claims arising from or in connection with Employee’s employment with Employer and Employee’s separation from Employer, including but not limited to all rights, claims, and causes of action under the following statutes and court-made legal principles:

a)	The Employee Retirement Income Security Act of 1974, as amended;

b)	Title VII of the Civil Rights Act of 1964, as amended;

c)	Civil Rights Act of 1991;

d)	The Americans with Disabilities Act;

e)	Any applicable state Civil Rights acts and any other applicable Civil Rights laws or regulations;

f)	Any applicable municipal civil rights ordinance;

g)	The Family and Medical Leave Act and any applicable state family and medical leave statute;

h)	Age Discrimination in Employment act of 1967, as amended by the Older Workers’ Benefit Protection Act;

i)	Any applicable wage payment laws;

j)
Any express or implied contract right, except for any claim Employee may have to a Severance Payment under the termination Without Cause provision set forth in Section 4.4 of the Employment Agreement and except rights identified in this Agreement including, without limitation, the COBRA benefits, insurance coverage, indemnity, and other rights provided herein;

k)
Any cause of action alleging defamation, invasion of privacy, breach of the covenant of good faith and fair dealing, wrongful discharge in violation of public policy, intentional infliction of emotional distress, or promissory estoppel; and

l)	Any other common law or statutory claim, except for any claim Employee might make for unemployment benefits during any applicable period for which he is not receiving Severance Payments.

4.
Except for ongoing obligations pursuant to the Employment Agreement, Employer hereby releases and discharges Employee from all causes of action, lawsuits, liabilities, rights or claims Employer may have against Employee as of the date Employee signs this Agreement, whether now known or unknown, including all liabilities, rights, or claims arising from or in connection with Employee’s employment by Employer except any liability, right, or claim for which indemnification would not be available to Employee under Section 3.9 of the Employment Agreement.  Employer agrees to indemnify and save Employee harmless from any and all claims, liabilities, causes of action, or expenses of any nature incurred by Employee as a result of the employment of Employee or the actions of Employee relating to employment conducted prior to the Effective Date for the benefit of Employer to the fullest extent permitted by the Articles of Incorporation and Bylaws of Employer and to the fullest extent permitted by law.

5.
By entering into this Agreement, neither Employer nor Employee claim or admit to any liability or wrongdoing, and each denies that it has any liability to the other or has acted wrongly toward the other.

6.
Employee has twenty-one (21) days from the date of receiving this document to consider whether or not to execute this Agreement.  In the event of such execution, Employee has a further period of seven (7) days from the date of execution in which to revoke such execution, in which case this Agreement shall become null and void and neither party shall have any obligation under this Agreement.  This Agreement shall not become effective or enforceable prior to the expiration of such seven (7) day period.

7.	Notwithstanding any other provision of this Agreement, Employee will retain all rights to vested benefits, if any, under the Employer’s retirement plan, in accordance with the terms of that plan.

8.
Employer and Employee agree not to disclose the terms of this Agreement to any person or entity for any reason at any time without the prior written consent of the other, except for disclosures to Employee’s immediate family, to the parties’ attorneys, for tax purposes to the parties’ accountants or tax consultants, to state and federal authorities, or as required by law.

9.
Employer agrees to respond to reference inquiries concerning Employee’s employment in accordance with its policy of providing only dates of employment and title of last position held, and confirming the fact that Employee resigned his employment.

10.
Employee agrees not to make any disparaging private or public statements about Employer or its employees, officers or directors.  Employer agrees not to make any disparaging private or public statements about Employee.

11.
Employee agrees to cooperate with Employer in the truthful and honest prosecution and/or defense of any claim in which Employer may have an interest (with Employee having the right of reimbursement for reasonable expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving any of the Released Parties, permitting interviews with representatives of Employer, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in his possession or control arising out of his employment in a reasonable time, place and manner.  In addition to the reimbursement of reasonable expenses, Employer will pay to Employee per diem compensation at the rate of $250 per hour.

12.
Employee and Employer acknowledge and re-affirm their ongoing obligations and rights under the Employment Agreement except to the extent that Section 7.5 is specifically modified as follows.  Employer hereby waives the restriction stated in Section 7.5 of the Employment Agreement that Employee “shall not directly or indirectly engage in any other business in which the Company engages during the Term of the Agreement.”  Employer specifically acknowledges and agrees that Employee may, at any time after the Effective Date, engage in the business of banking, the business of asset management, or any other business in which Employer has engaged at any time during the term of the Employment Agreement, or provide services to any person or entity engaged in any such business.  If Employee takes advantage of this waiver to work for a competitor of Employer or any of its subsidiaries, then no payment shall be made to Employee pursuant to paragraph 2(f) above.  Employer further specifically acknowledges that engaging in the business of banking, asset management, or any other business in which Employer has engaged during the term of the Employment Agreement will not, absent a specific prohibited act or omission, constitute a violation by Employee of the confidentiality, non-disclosure, non-solicitation, tampering, or intellectual property provisions of Section 7 of the Employment Agreement.

13.
Employee agrees that should there be a violation or attempted or threatened violation of this Agreement, Employer or its successor may apply for and obtain an injunction to restrain such violation or attempted or threatened violation, to which injunction Employer or its successor shall be entitled as a matter of right, Employee conceding that such cannot reasonably or adequately be compensated in damages in an action at law, and that the right to said injunction is necessary for the protection and preservation of Employer’s or its successor’s rights and to prevent irreparable damages to Employer or its successor.  Such injunctive relief shall be in addition to such other rights and remedies as Employer or its successor may have against Employee arising from any breach hereof on Employee’s part.

14.
The terms of this Agreement are separable so that if any term or provision is invalid or unenforceable, that term will be modified to make it valid or enforceable or deleted if incapable of being modified and the rest of this Agreement will remain in full force and effect.  This Agreement shall be controlled by the laws of the State of Iowa.

Intending to be bound according to its terms, Employee and Employer have signed this Agreement as of the dates stated below.

EMPLOYEE	EMPLOYER
/s/ Thomas E. Stanberry Thomas E. Stanberry Date: September 4, 2009	West Bancorporation, Inc. By: /s/ Jack G. Wahlig Jack G. Wahlig Chairman Date: September 18, 2009